Exhibit 10.1

July 28, 2020

Dear Ron,

We want to welcome you to IQVIA™
On behalf of IQVIA, The Human Data Science Company™, we are pleased to extend an offer of employment for you to join our global team.

IQVIA's talented professionals across the globe help clients create solutions that drive healthcare forward to advance clinical outcomes and commercial performance. Our employees are passionate about channeling their insights, commercial and scientific depth, and executional expertise to help improve health outcomes for patients around the globe.

This packet includes a summary page outlining the major components of your offer of employment. Recognizing that our people are our most important asset, we offer a comprehensive benefits package, which includes medical, dental and vision coverage, short-term and long-term disability, retirement plan, life insurance, tuition reimbursement, and more. Additional information is endorsed, and these benefits will be discussed in greater detail during your department orientation.

To accept this offer of employment, please complete and return the enclosed forms within five business days.

We look forward to receiving your written acceptance to join our team. We are really excited to welcome you to IQVIA. Whatever your career goals, we are here to ensure you get there!

Please join us to move healthcare forward. Together.

Kind regards,

/s/ Trudy Stein

Trudy Stein
EVP & CHRO

Name: Ron Bruehlman
*	Date of offer:	July 28. 2020
*	Your start date:	August 1, 2020
*	Position Title / Level:	EVP, interim Chief Financial Officer
*	Department:	US20 Finance
*	Location:	WFH/Parsippany, NJ
*	Manager / Title:	Ari Bousbib
*	FT / PT Status:	Full Time
*	Base Salary:	$860,000 (annualized). Pay is semi-monthly
*
Annual Incentive Target: 100% of your annual base salary. Your manager will communicate performance parameters at a later date. Incentive payouts are not guaranteed and are prorated based on start date and time worked. Your start date must occur on or before September 30 to be eligible to participate in an incentive plan for the year.

*
Long-Term Incentive Award: As a part of your new hire offer, you have been nominated for a one time Restricted Stock ( Unit award (the “One-Time RSU”) with a nominal value of $2,700,000 to be effective August 3, 2020 (the “Grant Date”) subject to final approval by the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of IQVIA Holdings Inc.
IQVIA will determine the number of One-Time RSUs by dividing the nominal value of $2,700,000 by the closing price of a share of IQVIA common stock as of the Grant Date. An RSU is the promise of a share of stock on a future date (the “Vesting Date”). It is “restricted” because until it vests, you cannot sell it and you have no voting rights. It is a “unit” because the share under1ying the unit isn't transferred to you until the Vesting Date. The One-Time RSUs will vest in equal installments on each of the first three anniversaries of the Grant Date. If you leave our employment for any reason, you will forfeit any One-Time RSUs that are unvested at that time.
One-Time RSUs approved by the Committee will be subject to the various terms and conditions of the IQVIA Holdings Inc. 2017 Incentive and Stock Award Plan (the “Plan”) and the grant agreement, including provisions regarding vesting and forfeiture.
Your One-Time RSU is contingent upon proper execution of a Confidentiality and Restrictive Covenant Agreement (CRCA) and Work Product Assignment Agreement (WPAA) relating to the protection of IQVIA intellectual property, including confidentiality, ownership, non-competition and non-solicitation. These documents will be provided to you separately.

*	Time off during calendar year of 2020 Vacation Days: Discretionary Time-off Company Holidays: 10 Days
This offer of employment with IQVIA™ is contingent upon (a) receipt of acceptable references and credential qualifications; (b) having no existing restrictions which would prohibit you from accepting this offer or, by working for IQVIA, would infringe the rights of others; (c) your signing and returning the attached Confidentiality & Policy Agreement as well as the Third Party Confidential Information Notice; and (d) receipt of proof of your eligibility to work in the United States as required by the Immigration

Reform and Control Act of 1986. You will need to bring certain documents on your first day of employment (by law, no later than three business days from your start date). Please refer to the enclosed list of acceptable documents for Employment Eligibility Verification.
This offer letter shall not be construed as constituting a contract for employment, or otherwise set forth a length of employment. You are an employee at-will, which means that either you or IQVIA may end the employment relationship without cause or notice.
Upon your start date, any agreement(s) between you and the company with regard to your current role as a senior advisor to the CEO will terminate and will no longer be in force.

I accept the terms of this offer as stated and will start on:

/s/ Ronald E. Bruehlman	8/1/2020
Sign to Accept	State Date

Approved:
/s/ Trudy Stein
Name: Trudy Stein